Exhibit 99.1

Hall of Fame Resort & Entertainment Company Announces

Fourth Quarter and Full Year 2022 Results

FOR IMMEDIATE RELEASE

CANTON, Ohio (March 27, 2023) – Hall of Fame Resort & Entertainment Company (NASDAQ: HOFV, HOFVW) (the “Company”), the only resort, entertainment and media company centered around the power of professional football, announced its fourth quarter and full-year fiscal results for the period ended December 31, 2022.

“The past fiscal year has been significant as the Company progressively moved from building to operations mode across our three business divisions. We remained focused on improving our balance sheet while opening key components of the destination, releasing momentous projects with major media partners and gaining further traction within our gaming division. The Company’s revenue mix has evolved significantly over the past three years as we have completed construction of the majority of Phase II assets and have begun realizing revenue from our media and gaming verticals. This change in revenue mix shows the synergies and the diverse revenue streams that we are creating within the Company. Our goal has always been to build each business division in meaningful ways to create long-term shareholder value,” said Michael Crawford, HOFV President and CEO.

Crawford went on to say, “We’re beginning to capitalize on our company strengths by developing Hall of Fame Village as a year-round destination, creating compelling content, and hosting engaging gaming events and programming. In Q4/22, we officially opened the Center for Performance, broke ground on the only football-themed indoor waterpark in the country and partnered with Donald Driver to bring Driven Elite Fitness to the Constellation Center for Excellence. Our Media division launched the Football Heaven vodcast and our Gaming division was awarded widely coveted mobile and retail sports betting licenses in Ohio. This allowed us to partner with Betr on the launch of a successful mobile sports betting platform, supporting the future profitability of our gaming division. Our position is strong for continued progress and success.”

Key Financial Highlights

●	Fourth quarter revenue was $3.1 million, an increase of 2% compared to the same period of the prior year. For the full year, revenue was $16.0 million, an increase of 48%. Fourth quarter and full year results were driven by event revenue at the Hall of Fame Village and hotel revenue, more than offsetting the loss of revenue from a large sponsorship partner in 2022.

●	Fourth quarter net loss attributable to shareholders was $18.5 million, compared to net income of $9.3 million in the prior year period. The change in fair value of the warrant liability was the primary driver in the variance between the two time periods. For the full year, net loss was $46.9 million compared to a net loss of $92.8 million in the prior year, primarily driven by the change in fair value of the warrant liability which varies based on the Company’s stock price, however, it does not impact our cash flow from operations, cash and cash equivalents, or liquidity for all prior and future periods.

●	Fourth quarter adjusted EBITDA was a loss of $5.5 million, compared to a loss of $4.5 million in the same period of the prior year. For the full year, adjusted EBITDA was a loss of $25.3 million compared to $22.4 million in the prior year, primarily resulting from increased expenses related to payroll and benefits, insurance costs, and expenses related to opening of campus assets. See table below for a reconciliation of net loss to EBITDA and adjusted EBITDA.

●	The Company finished its fiscal year with a cash balance, including restricted cash and investments held maturity, of $50.5 million, compared to $32.6 million as of September 30, 2022. The increased cash balance was due to proceeds from construction-related financing, partially offset by increased capital expenditures related to construction.

●	The Company was awarded a $15.8 million Transformational Mixed-Use Development tax credit from the Ohio Tax Credit Authority and Ohio Department of Development in December 2022.

●	Secured additional funding, including $7.5 million in Tourism Development District financing and a $50 million sale-leaseback transaction to support construction of the Waterpark. The Company also received a commitment of completion guarantee for the football-themed waterpark, a term sheet for a $28 million senior loan to build the onsite Hilton Tapestry Hotel at the Hall of Fame Village, as well as the restructuring of existing debt owed to its largest shareholder, Industrial Realty Group, and various of its affiliates.

Key Business Highlights

●	Secured conditional approval from the Ohio Casino Control Commission for mobile and retail sports betting licenses.

●	Announced several large stadium events bringing world renowned talent to campus. The Company will partner with The Pro Football Hall of Fame to bring Zac Brown Band to headline the 2023 Concert for Legends presented by Ford as part of Enshrinement Week powered by Johnson Controls. In addition, Emmy-nominated and twice Grammy-nominated stand-up comedian and actor Kevin Hart will be bringing his Reality Check Tour to Tom Benson Hall of Fame Stadium.

●	Officially opened the Center for Performance, a one-of-a-kind inflated domed facility featuring 100,000 square feet of space, which is now serving as a large venue for year-round events such as sporting events, conventions, and concerts. This asset allows the Company to reduce revenue seasonality and grow attendance of the business we have built at the ForeverLawn Sports Complex.

●	Broke ground on the 147,000-square-foot football-themed water park, which will be located next to a premium Hilton Tapestry Hotel to begin the final drive of Phase II construction. The new attraction will feature a water slide tower, lazy river, wave pool, zero-entry fun zone, swim-up bar and an outdoor entertainment area. Both the waterpark and hotel are expected to be completed in late 2024.

●	Announced partnership with Green Bay Packers Hall of Famer Donald Driver to bring “Driven Elite Fitness,” a premier fitness and sports training facility for all fitness levels, to the Village’s Constellation Center for Excellence and entered into multi-year agreement with Donald Driver to open a second Driven Elite Performance facility at Hall of Fame Village.

●	Hall of Fame Village Media and the Pro Football Hall of Fame launched the 10-episode Football Heaven vodcast series, using artifact-driven story arcs told through direct interviews with some of the most renowned and dynamic Hall of Famers of all time.

Conference Call

The Company will host a conference call and webcast Tuesday, March 28, 2023, beginning at 8:30 a.m. ET, to provide commentary on the business. Investors and all other interested parties can access the live webcast and replay at the Company’s website: ir.hofreco.com.

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About Hall of Fame Resort & Entertainment Company

Hall of Fame Resort & Entertainment Company (NASDAQ: HOFV, HOFVW) is a resort and entertainment company leveraging the power and popularity of professional football and its legendary players in partnership with the Pro Football Hall of Fame. Headquartered in Canton, Ohio, the Hall of Fame Resort & Entertainment Company is the owner of the Hall of Fame Village a multi-use sports, entertainment and media destination centered around the Pro Football Hall of Fame’s campus. Additional information on the Company can be found at www.HOFREco.com

Forward-Looking Statements

Certain statements made herein are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words and phrases such as “opportunity,” “future,” “will,” “goal,” “enable,” “pipeline,” “transition,” “move forward,” “towards,” “build out,” “coming” and “look forward” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are not guarantees of future performance, conditions, or results, and involve a number of known and unknown risks, uncertainties, assumptions, and other important factors, many of which are outside the Company’s control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors that may affect actual results or outcomes include, among others, the Company’s ability to manage growth; the Company’s ability to execute its business plan and meet its projections, including obtaining financing to construct planned facilities; potential litigation involving the Company; changes in applicable laws or regulations; general economic and market conditions impacting demand for the Company’s products and services, and in particular economic and market conditions in the resort and entertainment industry; the effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets, general economic conditions, unemployment and the Company’s liquidity, operations and personnel; increased inflation; the inability to maintain the listing of the Company’s shares on Nasdaq; and those risks and uncertainties discussed from time to time in our reports and other public filings with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The press release includes references to the following non-GAAP financial measures: EBITDA and adjusted EBITDA. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the Company’s performance and provide improved comparability of results. See the table below for the definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for the Company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures the Company uses in the same way.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Adjusted EBITDA Reconciliation
Net (loss) income attributable to HOFRE stockholders	$(18,507,694)	$9,349,245	$(46,946,504)	$(93,110,968)
(Benefit from) provision for income taxes	-	-	-	-
Interest expense	1,571,836	639,168	5,377,146	3,580,840
Depreciation expense	2,616,789	3,312,498	12,037,374	12,199,148
Amortization of note discounts	2,639,983	1,434,895	6,250,721	5,160,242
EBITDA	(11,679,086)	14,735,806	(23,281,263)	(72,170,738)

Loss (gain) on extinguishment of debt	6,228,579	-	6,377,051	(390,400)
Impairment expense	-	-	-	1,748,448
Change in fair value of warrant liability	(411,000)	(19,489,999)	(9,422,000)	48,075,943
Change in fair value of interest rate swap	72,000	-	200,000	-
Preferred stock dividends	266,000	354,731	1,064,000	697,575
Non-controlling interest	51,359	(99,039)	(285,807)	(400,260)
Adjusted EBITDA	$(5,472,148)	$(4,498,501)	$(25,348,019)	$(22,439,432)

Media/Investor Contacts:

Media Inquiries: public.relations@hofreco.com

Investor Inquiries: investor.relations@hofreco.com

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